Exhibit 99.3

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Clean Energy Completes Acquisition of IMW

– Positions Clean Energy as a World Leader in Natural Gas Fueling and

Compression Technology for the Growing US and International NGV Markets –

Conference Call To Be Held Today, September 7 at 11 am PDT/2 pm EDT

Seal Beach, Calif. (September 7, 2010) – Clean Energy Fuels Corp. (Nasdaq: CLNE) has completed the acquisition of substantially all of the assets of IMW Industries, Ltd. (IMW). IMW manufactures and services advanced natural gas fueling compressors and related equipment that is sold to station operators and commercial fleets and has provided more than 1,000 installations in over 20 countries.  IMW is headquartered near Vancouver, British Columbia and has a second manufacturing facility near Shanghai, China.

The purchase price includes $15.6 million in cash and 4,017,408 shares of Clean Energy stock that will be issued to IMW’s shareholder. An additional $288,000 will be paid by Clean Energy once the Chinese regulatory authorities approve the transfer of IMW Compressors (Shanghai) Co. Ltd. to the Company, which is anticipated within the next forty-five days.  The shares issued at closing are registered and available for immediate resale by the IMW shareholder.  Clean Energy has also agreed to pay IMW’s shareholder four additional annual payments of $12.5 million each (consisting of $5 million in cash plus an additional $7.5 million in cash or Clean Energy common stock to be determined at Clean Energy’s option) on January 31, 2011 through 2014.  IMW’s shareholder may also receive an earn-out payment based on certain percentages of future gross profits earned by IMW over the next four years, assuming the gross profit exceeds certain minimum thresholds, up to a maximum of $40 million in the aggregate.

“This acquisition positions Clean Energy strategically in the forefront of the rapidly growing natural gas vehicle industry worldwide,” said Andrew J. Littlefair, Clean Energy President and CEO.  “It also strengthens our service package domestically as an integrated provider of advanced compression technology, station-building and fueling.”

Conference Call Information

Investors interested in participating in the live call to be held today, Tuesday, Sept. 7 at 11 am Pacific time, can dial 877.407.4018 from the U.S. International callers can dial 201.689.8471. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, October 7, 2010 by dialing 877.660.6853 from the U.S., or 201.612.7415 from international locations, and entering account number 3055 and conference ID number 356627.  There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com. The webcast will be archived and available for replay for 30 days.

Clean Energy (Nasdaq: CLNE) is the leading provider of natural gas (CNG and LNG) for transportation in North America. It has a broad customer base in the refuse, transit, ports, shuttle, taxi, trucking, airport and municipal fleet markets, fueling more than 18,300 vehicles at 200 strategic locations across the United States and Canada. Clean Energy owns and operates two LNG production plants, one in Willis, Texas and one in Boron, Calif., with combined capacity of 260,000 LNG gallons per day and designed to expand to 340,000 LNG gallons per day as demand increases. It owns and operates a landfill gas facility in Dallas, Texas, that produces renewable methane gas, or biomethane, for delivery in the nation’s gas pipeline network. Its subsidiary, IMW Industries, is a leading supplier of compressed natural gas (CNG) equipment for vehicle fueling and industrial applications with more than 1,000 installations in over 20 countries. Clean Energy also owns BAF Technologies, Inc. of Dallas, a leading provider of natural gas vehicle systems and conversions for taxis, limousines, vans, pick-up trucks and shuttle buses. Please visit www.cleanenergyfuels.com

Forward-Looking Statements – This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about future payments that may be made by Clean Energy to the IMW shareholder, the timing for the transfer of IMW Compressors (Shanghai) Co. Ltd. and future sales opportunities for IMW’s products and services.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements due to lack of demand for IMW’s products and services, unanticipated regulatory delays, or deterioration of the U.S. or global economy and changes in governmental regulations in other countries that promote natural gas vehicle programs.  The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 805-427-1372